                                  SCHEDULE 14A
                                 (Rule 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE DEF 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                          World Acceptance Corporation
--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:   N/A
                                                                        --------
     2)  Aggregate number of securities to which transaction applies:    N/A
                                                                     ---------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction: N/A
                                                         -----
     5)  Total fee paid: N/A
                        -----
( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid: N/A
                                -----
     2)  Form, Schedule, or Registration Statement No.: N/A
                                                       -----
     3)  Filing Party: N/A
                      -----
     4)  Date Filed: N/A
                    -----

[LOGO] World Acceptance Corporation



                                                                    July 2, 2001


To the Shareholders of
  World Acceptance Corporation:

     In connection with the Annual Meeting of Shareholders of your Company to be held on August 1, 2001, we enclose a Notice of the Meeting, a Proxy Statement containing information about the matters to be considered at the Meeting and a form of proxy relating to those matters.

     In addition, we enclose our 2001 Annual Report, which provides information relating to the Company's activities and operating performance during the most recent fiscal year.

     You are cordially invited to attend the Annual Meeting of Shareholders. We would appreciate your signing and returning the form of proxy in the enclosed postage-paid return envelope so that your shares can be voted in the event that you are unable to attend the Meeting. Your proxy will, of course, be returned to you if you are present at the Meeting and elect to vote in person. It may also be revoked in the manner set forth in the Proxy Statement. We look forward to seeing you at the Annual Meeting.

                                        Sincerely yours,

                                        /s/ Charles D. Walters

                                        Charles D. Walters
                                        Chairman of the Board and
                                        Chief Executive Officer

                         WORLD ACCEPTANCE CORPORATION
                             108 Frederick Street
                       Greenville, South Carolina 29607

           _________________________________________________________

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
           _________________________________________________________


To Our Shareholders:

          Notice is hereby given that the Annual Meeting of Shareholders of World Acceptance Corporation will be held at the Company's main office at 108 Frederick Street, Greenville, South Carolina, on Wednesday, August 1, 2001, at 11:00 a.m., local time, for the following purposes:

     1. To elect seven (7) directors to hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified;

     2. To consider and act upon a proposal to ratify the action of the Board of Directors in selecting KPMG LLP as independent public accountants to audit the books of the Company and its subsidiaries for the current fiscal year; and

     3. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on June 18, 2001, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

     The Board of Directors of the Company would appreciate your signing and returning the accompanying form of proxy promptly, so that if you are unable to attend, your shares can nevertheless be voted at the Annual Meeting.


                                        /s/ Charles D. Walters

                                        Charles D. Walters
                                        Chairman of the Board and
                                        Chief Executive Officer

July 2, 2001



                               IMPORTANT NOTICE
                   Please Sign and Mail Your Proxy Promptly

                         WORLD ACCEPTANCE CORPORATION
                             108 Frederick Street
                       Greenville, South Carolina 29607

                           ________________________

                                PROXY STATEMENT

                           ========================


     The following statement, first mailed on or about July 2, 2001, is furnished in connection with the solicitation by the Board of Directors (the "Board") of World Acceptance Corporation (the "Company") of proxies to be used at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on August 1, 2001, at 11:00 a.m., local time, at the Company's main office at 108 Frederick Street, Greenville, South Carolina, and at any adjournment or adjournments thereof.

     The accompanying form of proxy is for use at the Meeting if a shareholder will be unable to attend in person. The proxy may be revoked by the shareholder at any time before it is exercised by submitting to the Secretary of the Company written notice of revocation, or a properly executed proxy of a later date, or by attending the Meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of:

     1. The election to the Board of the seven (7) nominees named in this Proxy Statement; and

     2. The ratification of the Board's selection of KPMG LLP as independent public accountants to audit the books of the Company and its subsidiaries for the current fiscal year.

     The entire cost of soliciting these proxies will be borne by the Company. In addition to the solicitation of the proxies by mail, the Company will request banks, brokers, and other record holders to send proxies and proxy materials to the beneficial owners of the Company's common stock, no par value (the "Common Stock"), and secure their voting instructions, if necessary. The Company will reimburse them for their reasonable expenses in so doing. If necessary, the Company may use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, telegram, or special letter.

     Pursuant to the provisions of the South Carolina Business Corporation Act, the Board of Directors has fixed June 18, 2001, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and, accordingly, only holders of record at the close of business on that date of outstanding shares (the "Shares") of the Common Stock will be entitled to notice of and to vote at the Meeting.

     The number of outstanding Shares entitled to vote as of the record date was 18,815,542. Each Share is entitled to one vote. In accordance with South Carolina law and the Company's bylaws, a majority of the outstanding Shares entitled to vote, represented in person or by proxy, will constitute a quorum for the election of directors and the ratification of the selection of auditors. Abstentions and broker non-votes (if any) will be counted for purposes of determining the presence or absence of a quorum.

     With regard to the election of directors, votes may either be cast in favor of or withheld, and directors will be elected by a plurality of the votes cast. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the election of directors. The ratification of the selection of the auditors will be approved if more votes are cast in favor of such proposal than are cast against it. Accordingly, abstentions will have no effect on the outcome of the vote of such proposal. Broker non-votes (if any), will not be counted as votes cast and will have no effect on the outcome of the vote on any proposals. Cumulative voting is not permitted under the Company's articles of incorporation.

     On June 18, 2001, the only class of voting securities the Company had issued and outstanding was its Common Stock. The following table sets forth the names and addresses of, and the numbers and percentages of Shares beneficially owned by, persons known to the Company to beneficially own five percent or more of the outstanding Shares. Except as noted otherwise, each shareholder listed below possesses sole voting and investment power with respect to the Shares listed opposite his name.

                        Ownership of Shares by Certain
                     Beneficial Owners as of June 18, 2001

                                             Amount and Nature        Percent
Name and Address of Beneficial Owner      of Beneficial Ownership    of Class
------------------------------------      -----------------------    --------
Mills Value Advisor, Inc. (1)                    3,025,000             16.1%
Charles A. Mills, III
Bradley A. Brown
James T. Martin
Juniper Trading Services, Inc.
707 East Main Street
Richmond, Virginia 23219

Liberty Wanger Asset Management L.P. (2)         2,996,200             16.0%
WAM Acquisition GP, Inc.
Liberty Acorn Trust
227 West Monroe Street, Suite 3000
Chicago, Illinois 60606

Charles D. Walters (3)                           2,220,466             11.5%
108 Frederick Street
Greenville, South Carolina 29607

Thomas W. Smith (4)                              2,034,400             10.8%
Thomas N. Tryforos
323 Railroad Avenue
Greenwich, Connecticut 06830

Strong Capital Management, Inc. (5)              1,516,900              8.1%
Richard S. Strong
100 Heritage Reserve
Menomonee Falls, Wisconsin 53051

Wasatch Advisors, Inc. (6)                       1,273,526              6.8%
150 Social Hall Avenue
Salt Lake City, Utah 84111

_____________________________
(1) Based on the following: an amended Schedule 13D filed on or about September 29, 2000 for Mills Value Adviser, Inc. ("MVA"), Charles A. Mills, III ("Mills") and Bradley A. Brown ("Brown"); an amended Schedule 13D filed on or about September 29,. 2000 for James T. Martin ("Martin"); and a Schedule 13D filed on or about September 29, 2000 for Juniper Trading Services, Inc. ("Juniper"). The address listed above is the address for MVA, Mills and Brown. Martin's address is Tuppeny House, Tuckerstown, Bermuda. Juniper's address is Compass Point Building, 9 Bermudiana Road, Bermuda. MVA, which is an investment advisor to, among others, Martin and Juniper, and Mills and Brown, as officers of MVA, report sole dispositive power over 3,025,000 Shares. Martin and Juniper report beneficial ownership of 2,888,100 Shares and sole voting power over 2,650,000 Shares.
(2) Based on an amended Schedule 13G dated February 11, 2001. Liberty Wanger Asset Management, Ltd. and WAM Acquisition GP, Inc. report shared dispositive power over all Shares listed, and Liberty Acorn Trust reports shared voting and dispositive power over 2,410,000 of the Shares listed.
(3) Includes 574,866 Shares subject to options exercisable within 60 days of June 18, 2001, and 39,000 Shares held in trust for the benefit of Mr. Walters' grandchildren and nephew. Mr. Walters disclaims beneficial ownership of the 39,000 Shares held in trust. Also includes 190,857 Shares held by a family limited partnership of which Mr. Walters is the general partner.
(4) Based on an amended Schedule 13G dated February 14, 2001. Each of Mr. Smith and Mr. Tryforos reports shared voting and disposition power over 1,933,600 Shares. Mr. Smith reports sole voting and dispositive power over 100,800 Shares.
(5) Based on a Schedule 13G dated January 31, 2001. Each of Strong Capital Management, Inc. and Mr. Strong report sole voting power over 1,303,700 Shares and sole dispositive power over 1,516,900 Shares.
(6) Based on amended Schedule 13G dated February 14, 2001. Wasatch Advisors, Inc. reports sole voting and dispositive power over all Shares listed.

                             ELECTION OF DIRECTORS

     The Company's bylaws provide for seven directors. Only six directors were elected to the Board at the Annual Meeting held on August 2, 2000. On May 15, 2001, the Board of Directors elected Mr. Douglas R. Jones, the Company's President and Chief Operating Officer, to the Board to fill this vacancy. The Board of Directors makes nominations for director candidates. It is intended that the persons named in the accompanying proxy will vote only for the seven nominees for director named on the following pages, except to the extent authority to so vote is withheld with respect to one or more nominees. Each director will be elected to serve until the next annual meeting of Shareholders or until a successor is elected and qualified. Directors will be elected by a plurality of the votes cast.

     Although the Board does not expect that any of the nominees named will be unavailable for election, in the event of a vacancy in the slate of nominees occasioned by death or any other unexpected occurrence, it is intended that Shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the persons named in the proxy.

     During the most recent fiscal year, the Board of Directors held four regularly scheduled meetings. Each director attended all meetings of the Board of Directors and of each committee on which he served.

     Each director who is not an employee of the Company currently is paid a $3,000 quarterly retainer, plus $500 for each meeting of the Board of Directors attended and $200 for each meeting of a committee on which he serves. All directors are reimbursed for ordinary and necessary out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees. In addition, each outside director receives options to purchase 6,000 Shares on April 30 of each year pursuant to the terms of the Company's 1992 and 1994 Stock Option Plans. The exercise price for these options is the fair market value of the Shares on the date of grant, and each option is exercisable for 10 years from the date of grant.

     The Board of Directors maintains an Audit Committee on which Messrs. Bramlett, Hummers and Way served during fiscal 2001. The Audit Committee reviews the results and scope of each audit, the service provided by the Company's independent accountants and all related-party transactions. The Audit Committee met once during the most recent fiscal year and conducted quarterly conference calls with management and the Company's independent auditors to review interim financial information prior to its public release. Additional information regarding the Audit Committee is set forth below under "Appointment of Independent Public Accountants."

     The Board of Directors also maintains a Stock Option Committee on which Messrs. Bramlett, Gilreath, Hummers and Way serve. This Stock Option Committee administers the Company's 1992 and 1994 Stock Option Plans. The Stock Option Committee met two times during the most recent fiscal year.

     The Board also maintains a Compensation Committee on which Messrs. Bramlett, Gilreath, Hummers and Way serve. The Compensation Committee establishes and reviews the compensation criteria and policies of the Company, reviews the performance of the officers of the Company and recommends appropriate compensation levels to the Board of Directors. The Compensation Committee met twice during the most recent fiscal year.

     The following is a list of nominees for election to the Board of Directors. Each nominee's name, age, current principal occupation (which has continued for at least five years unless otherwise indicated), and the name and principal business of the organization in which that occupation is carried on, the year each incumbent was first elected to the Board, all positions and offices presently held with the Company, and directorships in other public companies are set forth below. Each of the nominees except Mr. Jones (who was appointed in May 2001 to fill a vacancy) served on the Board of Directors during the Company's last fiscal year. None of the following nominees or current directors is related (as first cousin or closer) by blood, marriage, or adoption to any other nominee, director, or person who may be deemed to be an executive officer of the Company.

     CHARLES D. WALTERS (62), Chairman and Chief Executive Officer, World Acceptance Corporation. Mr. Walters has served as Chairman of the Board of Directors and chief executive officer since July 1991 and as a director since April 1989. Mr. Walters served as president from 1986 to 1996, executive vice president from 1984 to 1986, and as regional vice president responsible for operations in Texas and Oklahoma from 1976 to 1984. Mr. Walters joined a predecessor of the Company in 1972.

     DOUGLAS R. JONES (49), President and Chief Operating Officer, World Acceptance Corporation. Mr. Jones has served as president and chief operating officer since August 1999 and as a director since May 2001. Prior to August 1999, Mr. Jones was a regional operations director for Associates Financial Services, Inc. Mr. Jones was employed by Associates Financial Services, Inc. in various positions from August 1977 until June 1999.

     A. ALEXANDER McLEAN, III (50), Executive Vice President and Chief Financial Officer, World Acceptance Corporation. Mr. McLean has served as executive vice president since August 1996, senior vice president since 1992, and as vice president and chief financial officer and a director since June 1989. Mr. McLean is a certified public accountant in South Carolina.

     JAMES R. GILREATH (59), Attorney, James R. Gilreath, P. A., Greenville, South Carolina, a law firm. Mr. Gilreath has served as a director of the Company since April 1989.

     WILLIAM S. HUMMERS, III (55), Executive Vice President, The South Financial Group, Inc., Greenville, South Carolina, a bank holding company. Mr. Hummers has served in his present capacities with The South Financial Group, Inc., formerly Carolina First Corporation, since 1988. Mr. Hummers currently serves as a director of The South Financial Group, Inc.. Mr. Hummers has served as a director of the Company since April 1989.

     CHARLES D. WAY (48), Chairman, President, and Chief Executive Officer, Ryan's Family Steak Houses, Inc., Greer, South Carolina, a restaurant company. Mr. Way has served as president of Ryan's Family Steak Houses, Inc. since 1988, as its chief executive officer since

1989, and as its chairman since October 1992. From 1986 until 1988, Mr. Way served as executive vice president, treasurer and secretary of Ryan's Family Steak Houses, Inc. Mr. Way currently serves as a director of Ryan's Family Steak Houses, Inc. Mr. Way has served as a director of the Company since September 1991.

     KEN R. BRAMLETT, JR. (41), Senior Vice President, and General Counsel, Personnel Group of America, Inc., Charlotte, North Carolina, an information technology and personnel staffing services company. Mr. Bramlett has served as senior vice president and general counsel of Personnel Group of America, Inc. since October 1996, as chief financial officer from October 1999 to January 2001, and as a director of that company from August 1997 to January 2001. Prior to October 1996, Mr. Bramlett was an attorney with Robinson, Bradshaw & Hinson, P.A., a Charlotte, North Carolina, law firm, for 12 years. Mr. Bramlett has served as a director of the Company since October 1993.

     The following table sets forth the sole (unless otherwise indicated) beneficial ownership, as defined by Rule 13d-3 promulgated under the Securities Exchange Act of 1934, of Shares as of June 18, 2001, for each director, nominee, or executive officer identified in the Summary Compensation Table and all directors and executive officers as a group.


          OWNERSHIP OF COMMON STOCK OF MANAGEMENT AS OF JUNE 18, 2001
                                                   Shares Beneficially Owned
                                               --------------------------------
Name of Individual or Number in Group            Amount/(1)/   Percent of Class
---------------------------------------        --------------  ----------------

Charles D. Walters.........................    2,220,466/(2)/        11.5%
A. Alexander McLean, III...................      495,751/(3)/         2.6%
James R. Gilreath..........................      160,500/(4)/           *
Charles D. Way.............................       65,800                *
William S. Hummers, III....................       60,280                *
Ken R. Bramlett, Jr........................       53,800                *
Mark C. Roland.............................       46,000                *
Charles F. Gardner, Jr.....................       31,600                *
Douglas R. Jones...........................       25,000                *

Director and all executive
 officers as a group (11 persons)..........    3,159,197             15.7%
_________________________
*Less than 1%.

/(1)/ Includes the following Shares subject to options exercisable within 60 days of June 18, 2001: Mr. Walters - 574,866; Mr. McLean - 417,351; Mr. Gilreath- 60,000; Mr. Way - 55,800; Mr. Hummers - 54,000; Mr. Bramlett - 48,000; Mr. Roland - 46,000; Mr. Gardner - 31,600; Mr. Jones - 20,000;
      Directors and Executive Officers as a group - 1,307,617.

/(2)/ Includes 39,000 Shares held in trust for the benefit of Mr. Walters' grandchildren and nephew. Mr. Walters disclaims beneficial ownership of these Shares. Also includes 190,857 Shares held by a family limited partnership of which Mr. Walters is the general partner.

/(3)/ Includes 51,000 Shares in a self-directed retirement account maintained for the benefit of Mr. McLean.

/(4)/ Includes 7,500 Shares held in a profit-sharing trust for which Mr.
      Gilreath serves as trustee. Also includes 90,000 Shares in a limited partnership in which Mr. Gilreath is a partner.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors, and greater-than-10-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all of the Company's executive officers, directors, and greater-than-10-percent beneficial owners have complied with such reporting requirements during the fiscal year ended March 31, 2001.


                              SHAREHOLDER RETURN

     Performance Graph. The following chart provides a graphic comparison of the cumulative shareholder return on the Company's Shares to (a) the cumulative total return of the NASDAQ Composite Index and (b) the cumulative total return of the NASDAQ Financial Index. All cumulative returns assume the investment of $100.00 in each of the Company's Shares, the NASDAQ Composite Index and the NASDAQ Financial Index on March 31, 1996.

              Comparison of Cumulative Total Return Between World
              Acceptance Corporation, NASDAQ Composite Index and
                            NASDAQ Financial Index

                               3/31/96  3/31/97  3/31/98  3/31/99  3/31/00  3/31/01
                               -------  -------  -------  -------  -------  -------
World Acceptance Corporation    100.00    50.56    59.55    48.32    45.51    60.14
Nasdaq Composite Index          100.00   111.15   168.47   227.62   423.37   169.46
Nasdaq Financial Index          100.00   128.79   200.11   180.33   170.90   189.05

                            EXECUTIVE COMPENSATION

   Joint Report of the Compensation Committee and the Stock Option Committee

Compensation Committee

     The Compensation Committee is responsible for establishing compensation and benefits (other than stock option grants) for the members of senior management of the Company. The Compensation Committee annually evaluates the Company's performance and compensation paid to the Company's executive officers and other senior management.

Stock Option Committee

     The Stock Option Committee is responsible for administering the Company's 1992 and 1994 Stock Option Plans and granting stock options and restricted stock awards under these plans. The Stock Option Committee meets periodically to consider option grants to newly hired, promoted, and existing members of management.

Objectives and Policies

     The Compensation Committee and the Stock Option Committee seek to establish compensation policies, plans, and programs to accomplish two objectives: (i) to attract and retain highly capable and well-qualified executives and (ii) to focus executives' efforts on increasing shareholder value. To achieve these objectives, the committees have established a compensation package consisting of base salary, short-term incentive compensation in the form of annual cash bonuses based on the performance of the Company during the prior fiscal year, and long-term incentive compensation primarily in the form of discretionary stock options and restricted stock awards that vest over a period of time.

     The following executive officers have been compensated pursuant to the objectives described above in accordance with employment agreements and incentive compensation plans described: Messrs. Walters and McLean since the beginning of fiscal 1995, and Mr. Jones since August 1999. The Compensation Committee believes that it is desirable to tie a significant percentage of each executive's overall compensation to the achievement of goals designed to maximize shareholder value. Accordingly, the employment agreements provide for minimum base salary levels subject to adjustment at the discretion of the Compensation Committee, potentially significant annual cash bonus awards based on the achievement of objective annual Company performance goals, and potentially significant awards of stock options and restricted stock based on the achievement of objective long-term Company performance goals.

     For fiscal 2001 Messrs. Walters, Jones, and McLean were paid the minimum base salaries established under their employment agreements. The amount of cash bonuses awarded to Messrs. Walters, Jones, and McLean for fiscal 2001 were determined in accordance with the Company's Executive Incentive Plan (the "Executive Incentive Plan") and based on the Company's achievement of pre-established annual goals related to (1) increases in earnings per share, (2) growth in loans receivable, and (3) expense control. The Compensation Committee selected these goals to motivate and reward the maximization of shareholder value based on its belief that earnings per share is the most direct measure of shareholder value and that growth in loans receivable and expense control are the two most significant determinants of earnings per share. The relative weights assigned to each of these goals in determining the amount of cash bonus compensation for Messrs. Walters, Jones, and McLean in fiscal 2001 were as follows: earnings per share--40%; growth in loans receivable--30%; and expense control--30%. Possible bonuses ranging from 25% to 150% of base salary for Mr. Walters, from 22.5% to 135% of base salary for Mr. Jones, and from 20% to 120% of base salary for Mr. McLean were available for fiscal 2001 depending upon whether the Company reached the pre-established minimum, threshold, target, or maximum levels of achievement with respect to a particular goal. During fiscal 2001, the Company achieved maximum performance levels with respect to its goals for growth in loans receivable and expense control and target level with respect to earnings per share and as a result, the cash bonuses payable under the Executive Incentive Plan amounted to 130.0%, 117.0% and 104.0% of base salary for Messrs. Walters, Jones, and McLean, respectively.

     The compensation of the Company's other two executive officers, Mr. Roland and Mr. Gardner, provide for bonuses which are based 50% on the achievement of business unit performance goals and 50% on the same company performance goals that determine the compensation of Messrs. Walters, Jones, and McLean.

     Historically, the long-term incentive components of the Company's executive compensation have been stock options and restricted stock awards under the 1992 and 1994 Stock Option Plans. Options may have a term of up to 10 years, but expire earlier upon an executive's termination of employment. Options granted under the 1992 and 1994 Stock Option Plans are exercisable at the fair market value of the Shares at the date of grant. Restricted stock awards may contain such transfer restrictions and vesting and other terms as determined by the Stock Option Committee.

     Section 162(m) of the Internal Revenue Code prohibits publicly held corporations from deducting as an expense for tax purposes the amount by which compensation paid to certain executives exceeds $1,000,000. Certain types of incentive compensation are excepted from this prohibition. While the current compensation levels of the Company's executives are well below this limit, the committees intend to consider the effects of Section 162(m) in determining whether any of the committees' policies, or any of the Company's compensation plans, should be changed to avoid payment of nondeductible compensation.

Compensation of Chief Executive Officer

     Mr. Walters' compensation for fiscal 2001 was determined in the manner and in accordance with the policies described above.

     During fiscal 2001, the Company continued to experience dramatic improvement in its operating performance. For the 12 months ended March 31, 2001, the Company earned $15.6 million, representing a 10.1% increase over the prior year, an 8.8% return on average assets and a 21.1% return on average equity. During the last three fiscal years ended March 31, 1999, 2000, and 2001, Mr. Walters has overseen increases in the Company's office network of 19, 31, and 10 net new offices, respectively; and in gross loans receivable, the Company's primary earning assets, of 15%, 16%, and 22%, respectively. Additionally, the Compensation Committee has compared Mr. Walters compensation package to those of chief executive officers of similar companies. Based on these factors, the committees continue to believe that Mr. Walters' compensation as Chief Executive Officer appropriately reflects the Company's short-term and long-term performance.

          COMPENSATION COMMITTEE           STOCK OPTION COMMITTEE

          Ken R. Bramlett, Jr.             Ken R. Bramlett, Jr.
          James R. Gilreath                James R. Gilreath
          William S. Hummers, III          William S. Hummers, III
          Charles D. Way                   Charles D. Way

Compensation Committee Interlocks and Insider Participation

     During fiscal 2001, Messrs. Bramlett, Gilreath, Hummers, and Way served as members of the Compensation Committee and the Stock Option Committee. Mr. Gilreath is a member of the law firm of James R. Gilreath, P.A., which since 1989 has served and will continue to serve as counsel to the Company.

     Summary Compensation Table. The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended March 31, 2001, 2000 and 1999 with respect to the chief executive officer of the Company and, except as otherwise noted, the four other executive officers of the Company whose salary and bonus exceeded $100,000 in the fiscal year ended March 31, 2001. Mr. Jones became an executive officer during fiscal 2000 and Mr. Gardner became an executive officer during fiscal 2001.

                          Summary Compensation Table

                                                                                              Long-Term
                                                     Annual Compensation                  Compensation Award
                                         -------------------------------------------     ---------------------
                                                                      Other Annual       Securities Underlying       All Other
Name and Principal Position     Year     Salary($)    Bonus($)       Compensation($)          Options (#)         Compensation($)
---------------------------     ----     ---------    --------       ---------------          -----------         ---------------
Charles D. Walters              2001      258,791      358,000            /(1)/                       -              22,550/(2)/
 Chairman and Chief             2000      248,918      399,121            /(1)/                  50,000              29,764/(3)/
 Executive Officer              1999      228,480      295,724            /(1)/                  29,840              34,268/(4)/

Douglas R. Jones                2001      183,750      217,035            /(1)/                  20,000               1,394/(5)/
 President and Chief            2000      123,958      236,250            /(1)/                  50,000                   -
 Operating Officer              1999            -            -            /(1)/                       -                   -

A. Alexander McLean, III        2001      178,817      200,533            /(1)/                       -               5,303/(5)/
 Executive Vice President       2000      170,132      220,818            /(1)/                  50,000               5,125/(5)/
 and Chief Financial Officer    1999      155,255      150,026            /(1)/                  20,182               2,436/(5)/

Mark C. Roland                  2001      129,368      107,661            /(1)/                  10,000               5,306/(5)/
 Senior Vice President          2000      122,231      105,000            /(1)/                  10,000               3,572/(5)/
 Eastern Division               1999      115,894       87,500            /(1)/                  15,000               3,488/(5)/

Charles F. Gardner, Jr.         2001       86,558       82,335            /(1)/                  10,000               3,213/(5)/
 Senior Vice President          2000       71,931       20,000            /(1)/                   3,000               2,612/(5)/
 Western Division               1999       67,962       15,000            /(1)/                   5,000               2,342/(5)/

____________________________________

/(1)/ Certain amounts may have been expended by the Company which may have had value as a personal benefit to the named officer. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of such named officer for the fiscal year reported.

/(2)/ Includes $5,304 in company-matching contributions under the Company's
      401(k) plan and $17,246 representing the assumed present value of the non-term portion of premium payments made on behalf of Mr. Walters by the Company to purchase split-dollar insurance covering Mr. Walters's life, assuming repayment of such amount by Mr. Walters upon retirement at age 65 at an interest rate of 8% per annum.

/(3)/ Includes $5,173 in company-matching contributions under the Company's
      401(k) plan and $24,591 representing the assumed present value of the non-term portion of premium payments made on behalf of Mr. Walters by the Company to purchase split-dollar insurance covering Mr. Walters' life, assuming repayment of such amount by Mr. Walters upon retirement at age 65 at an interest rate of 8% per annum.

/(4)/ Includes $2,419 in company-matching contributions under the Company's
      401(k) plan and $31,849 representing the assumed present value of the non-term portion of premium payments made on behalf of Mr. Walters by the Company to purchase split-dollar insurance covering Mr. Walters's life, assuming repayment of such amount by Mr. Walters upon retirement at age 65 at an interest rate of 8% per annum.

/(5)/ Amount represents company-matching contributions under the Company's
      401(k) plan.


      Option Grants Table. The following table sets forth information with respect to options granted during the fiscal year ended March 31, 2001, to the named officers. Messrs. Walters and McLean received no option grants during the last fiscal year.


                    Option Grants in Last Fiscal Year /(1)/

                                Individual Grants
                             ------------------------
                                         % of Total                                 Potential Realized
                             Number of     Options                                   Value at Assumed
                             Securities    Granted to                              Annual Rates of Stock
                             Underlying    Employees    Exercise or                Price Appreciation for
                              Options      in Fiscal    Base Price    Expiration      Option Term/(2)/
Name                         Granted (#)   Year (%)     ($/Sh)/(1)/      Date       5% ($)       10% ($)
----                         ----------   ----------    -----------   ----------   -------       -------
Douglas R. Jones...........    20,000        7.21          5.032        10/26/10    63,292       160,394

Mark C. Roland.............    10,000        3.60          5.032        10/26/10    31,646        80,197

Charles F. Gardner, Jr.....    10,000        3.60          5.032        10/26/10    31,646        80,197

___________________________

/(1)/ All Options shown in this table were granted under the Company's 1992
      Stock Option Plan and 1994 Stock Option Plan at the fair market value of the Shares on the date of grant (defined as the average of the high and low sale prices of the Shares as quoted on the NASDAQ National Market System).

/(2)/ These amounts represent only certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and Common Stock holdings cannot be predicted, and there can be no assurance that the gains set forth in the table can be achieved. No gains to the option holders are possible without increases in the price of the Shares, which will benefit all shareholders.

   Option Year-End Value Table. The following table sets forth information with respect to unexercised options held as of March 31, 2001.


                         Fiscal Year-End Option Values

                                                       Number of Securities Underlying       Value of Unexercised In-the-Money
                                                      Unexercised Options at FY-End (#)          Options at FY-End ($)/(1)/
                                                      ---------------------------------          --------------------------
Name                                                  Exercisable         Unexercisable      Exercisable         Unexercisable
----                                                  -----------         -------------      -----------         -------------
Charles D. Walters...........................           574,866                     -          397,278                     -
Douglas R. Jones.............................            20,000                50,000           18,180                60,430
A. Alexander McLean, III.....................           417,351                     -          269,974                     -
Mark C. Roland...............................            46,000                36,000           27,660                48,540
Charles F. Gardner, Jr.......................            31,600                18,900           20,563                27,650

__________________________________
(1) The fair market value used for computations in this column was $6.69, which was the last sales price of the shares on March 30, 2001.

   Employment and Severance Agreements. The Company maintains employment agreements with Messrs. Walters, Jones and McLean. These agreements expire on April 1, 2003, for Messrs. Walters and McLean and on August 16, 2002, for Mr. Jones. The terms of these agreements are three years and provide for current annual base salaries of not less than $268,000, $198,000 and $189,000, for Messrs. Walters, Jones and McLean, respectively, as determined by the Compensation Committee. These salaries are subject to annual increases as determined by the Compensation Committee. In addition, the agreements provide for the payment of annual cash incentive payments in accordance with the terms of the Company's Executive Incentive Plan, based on the Company's achievements of certain pre-established performance criteria. For fiscal 2001, the performance criteria related to achievement of a certain level of earnings per common share, a certain amount of growth in loans receivable, and the control of general and administrative expenses within certain limits.

   Under the agreements with Messrs. Walters, Jones and McLean, the Company has agreed to provide each with long-term disability insurance benefits equal to 60% of such executive's base salary at the time of disability, and Mr. Walters' agreement requires the Company to provide at least $2,000,000 in life insurance coverage payable to Mr. Walters' designated beneficiary in the event of his death. These agreements also provide for severance payments and the continuation of certain benefits if the executive is terminated without cause or constructively discharged (as defined in the agreements). In the event of such termination without cause or constructive discharge, including any such termination or discharge that occurs within one year after a change of control of the Company, the executive is entitled to receive (i) severance pay equal to 100% of such executive's base salary at the time of termination or change of control, as the case may be, for the longer of 24 months or the remaining term of the employment agreement, (ii) the continuation of all other perquisites and benefits available under the agreement for a period of 24 months from the date of termination, and (iii) annual incentive compensation payments prorated to the date of termination.

   Messrs. Walters, Jones and McLean have agreed not to compete with the Company during the term of their employment and for two years thereafter.

Supplemental Executive Retirement Plan

   The Company has instituted a Supplemental Executive Retirement Plan ("SERP"), which is a non-qualified executive benefit plan in which the Company agrees to pay the executive additional benefits in the future, usually at retirement, in return for continued satisfactory performance by the executive. The Company selects the key executives who participate in the SERP. The SERP is an unfunded plan, which means there are no specific assets set aside by the Company in connection with the establishment of the plan. The executive has no rights under the agreement beyond those of a general creditor of the Company. The Company has currently entered into SERP contracts with approximately eight senior level managers, five of which are Named Executive Officers. The SERP contracts provide for a retirement benefit of 45% of the executive's final base salary, multiplied by a "Days of Service Fraction" should the executive elect early retirement. No executive will be granted early retirement until he has reached age 57 and has been a participant of the plan for at least eight years. The expected benefits associated with such persons, assuming retirement at age 65, are as follows:

                           Year of    Retirement    Annual Retirement        Duration of
Name                        Birth        Age             Benefit         Retirement Benefits
Charles D. Walters           1939         65           $133,615               15 years
Douglas R. Jones             1951         65            141,331               15 years
A. Alexander McLean III      1951         65            139,638               15 years
Mark C. Roland               1956         65            122,316               15 years
Charles F. Gardner, Jr.      1961         65             94,659               15 years

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Report of the Audit Committee of the Board of Directors

   The Audit Committee Reviews the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee is composed of three directors, each of whom is independent as defined by the National Association of Securities Dealers' listing standards. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Appendix A.

   Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon.

   In this context, the Audit Committee met with management and the independent accountants to review and discuss the March 31, 2001 audited consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures and letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence. In particular, the Audit Committee considered whether the provision of the services set forth below in "All Other Fees" is compatible with maintaining the independence of the auditors.

   Based upon the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended March 31, 2001, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Charles D. Way, Chairman
Ken R. Bramlett, Jr.
William S. Hummers, III

Audit Fees

   For fiscal year 2001, KPMG LLP billed the Company an aggregate of $84,500 for professional services rendered for the audit of the Company's annual financial statements for the year ended March 31, 2001 and reviews of the financial statements included in the Company's Forms 10-Q for that year.

All Other Fees

   For fiscal year 2001, KPMG LLP billed the Company an aggregate of $69,500 for other fees. These fees included services primarily for income tax return preparation and other miscellaneous items.

   The Board, upon the recommendation of the Audit Committee, has approved the selection of the firm KPMG LLP as independent public accountants to examine the books of the Company and its subsidiaries for the current fiscal year, to report on the consolidated balance sheet and related statement of operations of the Company and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. The Board recommends that the shareholders vote in favor of ratifying and approving the selection of KPMG LLP for the purposes set forth above. The Company has been advised by KPMG LLP that the firm did not have any direct financial interest or any material indirect financial interest in the Company and its subsidiaries during the Company's most recent fiscal year.

   Representatives of KPMG LLP are expected to be present at the Meeting with the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

   Approval of the proposal requires the affirmative vote of a majority of the Shares voted on the proposal. Should the shareholders vote negatively, the Board of Directors will consider a change in auditors for the next year.

   The Board unanimously recommends a vote FOR ratifying the selection of KPMG
                                           ---
LLP as independent public accountants to audit the books of the Company and its subsidiaries for the current year.

               PROPOSALS FOR 2002 ANNUAL MEETING OF SHAREHOLDERS

   Shareholders who intend to present proposals for consideration at next year's annual meeting are advised that any such proposal must be received by the Secretary of the Company by no later than the close of business on March 4, 2002, if such proposal is to be considered for inclusion in the proxy statement and proxy appointment form relating to that meeting. Only persons who have held beneficially or of record at least $2,000 in market value, or 1% of the outstanding Common Stock, for at least one year on the date the proposal is submitted and who continue in such capacity through the meeting date are eligible to submit proposals to be considered for inclusion in the Company's proxy statement. In addition, under SEC rules, proxies of the Board of Directors may exercise their discretionary voting authority to vote against any shareholder proposal raised at next year's annual meeting if notice of such proposal is received by the Secretary of the Company later than the close of business on May 20, 2002.

                                 OTHER MATTERS

   The Board and the Company's officers are not aware of any other matters that may be presented for action at the Meeting, but if other matters do properly come before the Meeting, it is intended that Shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgement.

   You are cordially invited to attend this year's Meeting. However, whether you plan to attend the Meeting or not, you are respectfully urged to sign and return the enclosed proxy, which will, of course, be returned to you at the Meeting if you are present and so request.



                              /s/ Charles D. Walters

                              CHARLES D WALTERS
                              Chairman of the Board and
                              Chief Executive Officer

July 2, 2001

                                                                      Appendix A

                         WORLD ACCEPTANCE CORPORATION

           CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS


I.   AUDIT COMMITTEE PURPOSE

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

 . Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

 . Monitor the independence and performance of the Company's independent auditors and internal auditing department.

 . Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing, including the evaluation of auditor independence.


II.  AUDIT COMMITTEE COMPOSITION AND MEETINGS

Audit Committee members shall meet the requirements of the NASD Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

Audit Committee members shall be appointed by the Board. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet or confer at least four times annually, at least one of which events shall be a meeting, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee or at least its Chair should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors' limited review procedures.

III.  AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

Review Procedures
-----------------

1. Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

3. In consultation with the management, the independent auditors and the internal auditors (as deemed necessary by the Committee), consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors or the internal auditing department together with management's responses.

4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors
--------------------

5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and shall annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6. Approve the fees and other significant compensation to be paid to the independent auditors.

7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence. In addition, the Company should review the provision of any non-audit services, including information technology consulting services relating to financial information systems design and implementation and other non-audit services that have been provided by the auditors and the fees for such services, and consider the effect of providing such services on the independence of the auditors (it being understood that the Committee will rely on the accuracy of the information provided by the auditors as to the services provided and the fees paid and will rely on the representations of management in connection with such consideration).

8. Review the independent auditors audit plan.

9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors and discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

11. Review the appointment, performance and replacement of the senior internal audit executive.

12. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

13. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities
--------------------------------------

14. Annually prepare a report to shareholders and any other disclosures as required by the Securities and Exchange Commission. The report and other disclosures should be included in the Company's annual proxy statement.

15. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

16. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

                      [LOGO]World Acceptance Corporation








                           Notice of Annual Meeting

                                      and

                                Proxy Statement










                                Annual Meeting
                                of Shareholders
                                 to be held on
                                August 1, 2001

                                     FRONT
--------------------------------------------------------------------------------
                         WORLD ACCEPTANCE CORPORATION

Revocable Proxy         ANNUAL MEETING OF SHAREHOLDERS
                         to be held on August 1, 2001


         This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints A. Alexander McLean, III and Jeffrey W. Ohly as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of World Acceptance Corporation (the "Company") held of record by the undersigned on June 18, 2001 at the annual meeting of shareholders to be held on August 1, 2001 or any adjournment thereof.

1. ELECTION OF DIRECTORS                FOR all nominees listed below                      WITHHOLD AUTHORITY
                                        (except as marked to the contrary below)          to vote for all nominees listed below



(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

   Charles D. Walters; Douglas R. Jones; A. Alexander McLean, III; James R. Gilreath; William S. Hummers, III; Charles D. Way; and Ken R. Bramlett, Jr.

2. PROPOSAL TO RATIFY THE BOARD OF DIRECTORS' SELECTION OF KPMG LLP as the Company's independent public accountants

                      FOR         AGAINST          ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

 Please sign and date on the reverse side and return in the enclosed postage-
                               prepaid envelope.


--------------------------------------------------------------------------------



                                     BACK
--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH PROPOSAL AND THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN, AND THIS PROXY WILL BE VOTED FOR EACH PROPOSAL AND FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN UNLESS THE SHAREHOLDER DIRECTS OTHERWISE, IN WHICH CASE IT WILL BE VOTED AS DIRECTED.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting and Proxy Statement and revokes all proxies heretofore given by the undersigned.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in partnership name by authorized person.


                    DATED: ___________________________________________,  2001


                    ___________________________________________________
                     Signature

                    ___________________________________________________
                     Signature if held jointly

              -------------------------------------------------------
               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
               PROMPTLY USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE
              -------------------------------------------------------
--------------------------------------------------------------------------------